                                                                    EXHIBIT 11.1

                         PEERLESS SYSTEMS CORPORATION
               STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share amounts)

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


                                           Three months ended             Nine months ended
                                      ----------------------------   ----------------------------
                                      October 31,   September 30,    October 31,   September 30,
                                         1996            1995           1996            1995
                                      -----------   --------------   -----------   --------------
PRIMARY
-------
Weighted average common shares
  outstanding                               3,750           2,671          3,126           2,665
Common stock options                          656                            656
Warrants                                      983                            983
Series A convertible, redeemable
  Preferred Stock                             375                            125
Series B convertible, redeemable
  Preferred Stock                             507                            169
Staff Accounting Bulletin (SAB)
  Topic 4-D equivalents                     1,773           1,773          1,773           1,773
                                           ------          ------         ------         -------
     Total                                  8,044           4,444          6,832           4,438
                                           ======          ======         ======         =======


FULLY DILUTED
-------------
Weighted average common shares
  outstanding                               3,750           2,671          3,126           2,665
Common stock options                          656                            656
Warrants                                      983                            983
Series A convertible, redeemable
  Preferred Stock                           1,126                          1,126
Series B convertible, redeemable
  Preferred Stock                           1,521                          1,521
Staff Accounting Bulletin (SAB)
  Topic 4-D equivalents                     1,773           1,773          1,773           1,773
                                           ------          ------         ------         -------
     Total                                  9,809           4,444          9,185           4,438
                                           ======          ======         ======         =======

Net income (loss)                          $  431          $ (593)        $  653         $(1,190)
                                           ======          ======         ======         =======
Net income per common share:
  Primary                                  $ 0.05                         $ 0.10
                                           ======                         ======
  Fully diluted                            $ 0.04                         $ 0.07
                                           ======                         ======
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